ZALICUS

ZALICUS ANNOUNCES 1-FOR-6 REVERSE STOCK SPLIT

CAMBRIDGE, Mass. – October 2, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS) today announced that it has filed a Certificate of Amendment to its Sixth Amended and Restated Certificate of Incorporation, with the Secretary of State of the State of Delaware to effect a 1-for-6 reverse stock split of Zalicus common stock, effective as of October 3, 2013 at 12:01 a.m. Eastern Time. The Certificate of Amendment to effect a reverse stock split was approved by the company’s stockholders at its Annual Meeting of Stockholders held on June 6, 2013 and the specific 1-for-6 ratio was subsequently approved by the Zalicus Board of Directors on September 18, 2013. The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 147.5 million to approximately 24.6 million. As a result of the reverse stock split, Zalicus expects to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market.

As of October 3, 2013, the effective time of the reverse stock split, every six shares of Zalicus pre-reverse stock split common stock were combined and reclassified into one share of Zalicus common stock. Zalicus common stock will begin trading on the Nasdaq Capital Market on a split-adjusted basis when the market opens on October 3, 2013. The new CUSIP number for Zalicus common stock following the reverse stock split is 98887C 204.

No fractional shares were issued in connection with the reverse stock split. In accordance with the Certificate of Amendment filed with the State of Delaware, Zalicus stockholders who would have otherwise been due a fractional share will receive a cash payment instead of such fractional share determined on the basis of the closing price of Zalicus common stock on the Nasdaq Capital Market on October 2, 2013, the last business day before the effective date of the reverse stock split.

For Zalicus stockholders with shares held in a brokerage account, the broker will exchange the shares of common stock and the number of shares owned by the Zalicus stockholder after the reverse stock split should then be reflected in the Zalicus stockholder’s account.

For Zalicus stockholders with shares held in book-entry form, Computershare N.A., Zalicus’s exchange agent, will automatically update the stockholder’s holding in the Direct Registration System and the Zalicus stockholder will receive a statement of holdings reflecting new shares of common stock and payment for any fractional shares.

If Zalicus stockholders hold shares in certificated form, a letter will be provided from Computershare with further instructions, including how to send a certificate(s) back to Computershare in exchange for a new certificate(s) representing the post-split amount of shares.

Proportional adjustments will be made to Zalicus’s outstanding warrants, stock options and other equity awards and to the Zalicus equity compensation plans to reflect the reverse stock split.

Additional information regarding the reverse stock split can be found in the Zalicus’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2013. Answers to frequently asked questions from stockholders regarding the reverse stock split can be found at www.zalicus.com in the Investors and Media Overview section.

About Zalicus

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus and the implementation of tis reverse stock split. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com